Designated Filer:  THC Holdings, Inc.
Issuer & Ticker Symbol:   Somera Communications, Inc. (SMRA)
Date of Event Requiring Statement: September 1, 2006

                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) This Form 4 is filed on behalf of THC Holdings, Inc., a Delaware corporation ("THCH"), Telmar Holdings I, Inc., a Delaware corporation ("TH1"), Telmar Holding Corp., a Delaware Corporation ("THC") and Telmar Network Technology, Inc., a Delaware corporation ("TNT") (collectively, the "Reporting Persons"). TH1 is wholly owned by THCH. THC is wholly owned by TH1. TNT is wholly owned by THC. By reason of the provisions of Rule 16a-1 of the Exchange Act, THCH, TH1, THC and TNT may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by THCH.

(2) On August 31, 2006, the Issuer held a special meeting of its shareholders for the purpose of voting upon the an Agreement and Plan of Merger (the "Merger Agreement") by and among TNT, Telmar Acquisition Corp. ("Merger Sub") and Somera Communications, Inc. (the "Issuer"). At the special meeting, approximately 69.5% of the issued and outstanding Shares that were entitled to vote at the special meeting approved the Merger Agreement. Immediately following the meeting, the Issuer filed a Certificate of Merger with the Secretary of State of the State of Delaware, at which time Merger Sub was merged with and into the Issuer, with the Issuer as the surviving corporation and the separate corporate existence of Merger Sub ceased (such transaction, the "Merger"). As a result of the Merger, the Reporting Persons may be deemed for the purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, to beneficially own 5,070,595 Shares, representing, for the purposes of Rule 13d-3, 100.0% of the outstanding shares of voting stock of the Issuer. THCH, THI and THC, however, hereby disclaim beneficial ownership of such Shares, and this statement shall not be construed as an admission that the Reporting Persons are, for any or all purposes, the beneficial owners of the securities covered by this statement.